Exhibit 10.1

CLINICAL TRIAL AGREEMENT NO. AMI-201951

This clinical trial agreement (“Agreement”) is entered into this 24th day of March 2015, by and between The Regents of the University of California, on behalf of its Irvine campus, a California corporation with a place of business at 5171 California Avenue, Suite 150, Irvine, CA 92697-7600 (hereinafter referred to as the “Institution”) and Aethlon Medical, Inc. and its subsidiaries, a Nevada corporation with a place of business at 9635 Granite Ridge Drive, Suite 100, San Diego, CA. 92123, (hereinafter referred to as the “Sponsor"), the Institution and Sponsor each being a “party“ and hereinafter collectively referred to as the “Parties”.

WITNESSETH

WHEREAS, Sponsor is interested in supporting a clinical trial by providing financial support;

WHEREAS, the Institution acknowledges and affirms that it is familiar with and understands the regulations of the United States Food and Drug Administration governing clinical trials and that it is capable of complying with such regulations as applicable to this trial; and

WHEREAS, the Institution and Sponsor have entered into this Agreement in order to set forth the terms pursuant to which a clinical trial shall be performed by the Institution.

NOW THEREFORE, the Parties agree as follows:

1.	SCOPE OF WORK

A.	The Institution shall exercise reasonable efforts to conduct the investigator-initiated clinical trial (“Clinical Trial”) set forth in the protocol entitled "Plasma Exosome Concentration in Cancer Patients Undergoing Treatment" ("Protocol"), in accordance with this Agreement. The Protocol, which is approved by the Sponsor and the Institution’s Institutional Review Board (“IRB”), is attached hereto as Exhibit A and incorporated by reference (along with any approved subsequent modifications). In the event of any conflict between the terms of this Agreement and the Protocol, the terms of this Agreement shall govern.

1

2.	PRINCIPAL INVESTIGATOR

The Institution's principal investigator shall be Edward Nelson, M.D. ("Principal Investigator") who shall be responsible for the direction of the Clinical Trial in accordance with applicable Institution policies. If, for any reason, (s)he is unwilling or unable to continue to serve as the Principal Investigator and a successor, acceptable to both the Institution and Sponsor, is not available, this Agreement may be terminated by either party in accordance with the provisions of Paragraph A of Section 13.

3.	PERIOD OF PERFORMANCE

This Agreement shall commence on March 24, 2015 and shall continue through March 23, 2020, unless extended by mutual written agreement of the Parties or unless sooner terminated pursuant to Paragraph A of Section 13.

4.	RECORDKEEPING, REPORTING AND ACCESS

A.	The Institution shall notify Sponsor of each serious adverse event encountered in the Clinical Trial within twenty-four (24) hours of becoming aware of it.

B.	The Institution shall, in a timely manner, prepare and maintain complete and accurate written records related to the Clinical Trial (“Records”).

D.	The Institution will provide the Sponsor with quarterly updates concerning the progress of the Clinical Trial. Upon completion of Clinical Trial, or earlier termination of this Agreement, the Institution will provide a final written report (“Final Report”) to Sponsor describing the outcomes of the work performed.

2

5. COSTS, PAYMENT

A.	As consideration for Institution’s performance of the Clinical Trial under the terms of this Agreement, Sponsor agrees to pay Institution in accordance with the terms of Exhibit B, which is attached hereto and incorporated by reference.

B.	All costs set forth in Exhibit B shall remain firm for the duration of the Clinical Trial, unless otherwise agreed to in writing by the Parties.

C.	Checks shall be made payable to “The Regents of the University of California.” Checks shall reference this Agreement number and shall be mailed to the address shown in Exhibit B.

6.	CONFIDENTIAL INFORMATION

A.	The Institution shall not disclose or use for any purpose other than the performance of the Clinical Trial any privileged records and other confidential or proprietary information disclosed to the Institution by or on behalf of Sponsor (“Confidential Information“). Confidential Information shall be marked as confidential or, if not so marked, shall be treated as confidential if a reasonable person involved in the conduct of clinical trials would reasonably believe such information was a trade secret, confidential or proprietary information of Sponsor. This obligation of non-disclosure and non-use shall not apply to any Confidential Information:

(1)	that is or becomes publicly available through no fault of the Institution;

(2)	already known to the Institution prior to receipt from Sponsor, as shown by Institution’s prior written records;

(3)	disclosed to the Institution by a third-party without an obligation of confidentiality;

(4)	developed and/or discovered independently by Institution without reference to and/or use of Confidential Information, as evidenced by written contemporaneous documentation; and

(5)	required to be released by any governmental entity with jurisdiction, provided that the Institution gives notice to Sponsor at least ten (10) days (if reasonably possible, and, if not, as many days as is reasonably possible) prior to making such release of Confidential Information.

B.	The obligations of the Institution under this Section shall survive the termination of this Agreement for a period of five (5) years.

7. PRESENTATIONS AND PUBLICATIONS

A.	The Institution may, consistent with scientific standards, disseminate the results of the Clinical Trial through either presentation or publication including, but not limited to, full papers, manuscripts, abstracts, poster presentations, and oral presentations (“Publications”), but will not disclose any Confidential Information without Sponsor' prior written consent.

B.	Institution shall submit Publications to Sponsor for review thirty (30) days prior to any publication. Sponsor may comment upon, but may not make any editorial changes to, the results and conclusions set forth in the Publications; however, if identified by Sponsor, the Institution will delete any of Sponsor's Confidential Information that may be contained therein. In the event that Sponsor determines patentable subject matter is disclosed in a Publication, it shall immediately notify Institution and, if Institution concurs, such Publication will be delayed: (a) for up to ninety (90) days to permit preparation and filing of appropriate patent application(s); (b) until a patent application thereon has been prepared and filed; or (c) until Institution and Sponsor mutually agree in writing that no patent application(s) shall be prepared or filed, whichever of (a), (b), or (c) is earlier in time.

3

8. INTELLECTUAL PROPERTY

A.	Title to any inventions and discoveries conceived and reduced to practice in the performance of the Clinical Trial ("Invention") shall be determined in accordance with the rules of inventorship under United States Patent law in effect at the time of the invention. Sponsor shall own each Invention made solely by one or more inventors under an obligation to assign inventions to Sponsor (“Sponsor Inventions”). Institution shall own each Invention made solely by one or more inventors under an obligation to assign inventions to Institution (“Institution Inventions”). The Parties shall jointly own each Invention jointly made by one or more inventors under an obligation to assign inventions to the Institution and one or more inventors under an obligation to assign inventions to Sponsor (“Joint Inventions”). Each party shall make all decisions concerning, and shall bear all expenses of, the patenting of, and the maintenance of patents on, each Invention that it owns and shall own the resulting applications and patents. In the case of Joint Inventions, the Parties shall enter into good faith negotiations concerning the patenting thereof and the maintenance of patents thereon.

B.	To the extent that Institution has the legal right to do so, Sponsor shall be given a time-limited first right to negotiate an exclusive, worldwide, royalty-bearing commercial license to all rights, title and interest which Institution may have or obtain in Joint Inventions and in Institution Inventions, with such license to include the right to make, use and sell such Inventions.

C.	Institution shall promptly disclose to Sponsor in writing any Joint Inventions and Institution Inventions. Sponsor shall hold such disclosure on a confidential basis and will not disclose the information to any third party without consent of the Institution. Sponsor shall advise Institution in writing within sixty (60) days of disclosure to Sponsor whether it wishes to secure a commercial license for any such Inventions. If Sponsor elects to secure such a license, Sponsor shall assume all costs associated with securing and maintaining patent protection for such Invention(s), whether Letters Patent issue or not. Sponsor shall have ninety (90) days from the date of election to conclude a license agreement with Institution. Said license shall contain reasonable terms, and shall require diligent performance by Sponsor for the timely commercial development and early marketing of such Inventions, and include Sponsor's continuing obligation to pay patent cost. If such license agreement is not concluded in said period, Institution has no further obligations to Sponsor. If Sponsor does not elect to secure such license, rights to the Inventions disclosed hereunder shall be disposed of in accordance with Institution policies with no further obligation to Sponsor.

D.	Nothing contained in this Agreement shall be deemed to grant, either directly or by implication, estoppel or otherwise, any license under any patents, patent applications or other proprietary interests of any other invention, discovery or improvement of either party.

9.	PUBLICITY

Neither party shall use the other party's name in advertising nor publicity, without the prior written permission of the other party, except as required by law (and, in such case, only with ten (10) days prior notice to the other party (if reasonably possible, and, if not, as many days as is reasonably possible). If the relationship is deemed material under U.S. securities law, the parties recognize any required public disclosure shall be on a timely basis. Such prior permission shall not be unreasonably withheld. Institution, as an instrumentality of the State of California, is subject to a State requirement that the Institution make available the terms and conditions of its contracts. Sponsor acknowledges that Institution maintains a publicly accessible listing of all proposals and awards; the listing includes the name of the campus, sponsor, award amount, begin and end dates, principal investigator and co-investigator’s name, project type, award instrument, descriptive project title, indirect cost rate, account and fund number, department and academic discipline. The actual contract agreement must be released upon request, although portions of the document may be withheld when redaction meets one of the legal exemptions under the California Public Records Act. As such, the general terms and conditions of this Agreement will be released to the public upon request, although portions of the scope of work may be withheld to the extent that patentable inventions are so disclosed.

4

10.	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of California without regard to any conflict of laws provisions.

11. NOTICE

Any notice required or permitted by this Agreement shall be in writing and delivered by hand or sent by registered or certified mail, postage prepaid, return receipt requested, or by nationally recognized overnight delivery service, delivery charges prepaid, in each case addressed to the party to receive such notice at the address set forth below or such other address as is subsequently specified in writing in accordance with this Section. Such notice shall be deemed given or provided as of the date of such hand delivery or date of sending.

IF TO SPONSOR:

Aethlon Medical, Inc.

9635 Granite Ridge Drive, Suite 100

San Diego, CA. 92123

Attention: Jim Joyce, CEO 858-459-7800 x301

IF TO INSTITUTION:

University of California, Irvine

Office of Research, Sponsored Projects Administration

5171 California Avenue, Suite 150

Irvine, CA 92697-7600

Attention: Chris Abernethy, Principal C&G Officer, 949-824-1749

If sent via overnight delivery service to Institution, then to:

University of California, Irvine

Office of Research, Sponsored Projects Administration

5171 California Avenue, Suite 150

Irvine, CA 92617-3067

Attention: Chris Abernethy, Principal C&G Officer, 949-824-1749

12.	INDEMNIFICATION AND INSURANCE

A. The Institution shall indemnify, defend, and hold harmless Sponsor and its officers, directors, employees and agents (collectively "Sponsor Indemnitees") against and from any and all claims, actions, suits, proceedings and investigations (“Claims”) arising out of, or in connection with, the Clinical Trial, but only in proportion to and to the extent that such Claims are due or claimed to be due to the negligent acts or omissions of Institution, its officers, employees or agents. Sponsor Indemnitees shall: (i) promptly notify the Institution of any Claims for which such Sponsor Indemnitees may seek indemnification hereunder, (ii) permit the Institution to conduct and exercise sole control of the defense (including all decisions relative to litigation, appeal or settlement) thereof, and (iii) fully cooperate and assist the Institution in such defense, at the Institution’s expense; provided, however, that the Institution shall not settle such Claims which admits fault or wrongdoing on the part of any of the Sponsor Indemnitees without obtaining the Sponsor Indemnitees’ prior written consent, which will not be unreasonably withheld.

5

B.	The Sponsor shall indemnify, defend, and hold harmless the Institution, its officers, agents and employees (collectively “Institution Indemnitees”) against and from any and all claims, actions, suits, proceedings and investigations (“Claims”) arising our of, or in connection with, the Clinical Trial, but only in proportion to and to the extent that such Claims are due or claimed to be due to the negligent acts or omissions of Sponsor, its officers, directors, employees or agents. The Institution Indemnitees shall: (i) promptly notify the Sponsor of any Claim for which such Institution Indemnitee may seek indemnification hereunder, (ii) permit the Sponsor to conduct and exercise sole control of the defense (including all decisions relative to litigation, appeal or settlement) thereof, and (iii) fully cooperate and assist the Sponsor in such defense, at the Sponsor’s expense; provided, however, that the Sponsor shall not settle such Claim which admits fault or wrongdoing on the part of any of the Institution Indemnitees without obtaining the Institution Indemnitees’ prior written consent, which will not be unreasonably withheld.

C.	Each party certifies that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, evidence of a party’s insurance or self-insurance shall be provided to the other party. Unless a party is self-insured, it shall name the other party as an additional insured party under its insurance policies and shall provide notice to the other party within thirty (30) days of any change in or cancellation of its coverage.

13.	TERMINATION

A.	This Agreement may be terminated by either party for any reason upon not less than thirty (30) days prior written notice to the other.

B.	Within sixty (60) days of the effective date of the termination, the Institution shall return to Sponsor any funds paid by Sponsor that were not expended or irrevocably committed by the Institution prior to said date.

C.	Termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to the effective date of the termination. The rights and obligations under Sections 4, 6, 7, 8, 9, 11, 12, 17 and 18 shall survive the termination or expiration of this Agreement.

14. ASSIGNMENT

Neither this Agreement nor any rights and obligations hereunder may be assigned by the Institution without the written consent of Sponsor, which will not be unreasonably withheld.

15. INDEPENDENT CONTRACTOR

The relationship of the Parties is that of independent contractors. Neither party is the partner, joint venturer, nor agent of the other and neither party has authority to make any statement, representation, commitment, or action of any kind which purports to bind the other without the other party’s prior written authorization.

16. CHANGES TO AND DEVIATIONS FROM THE PROTOCOL

A.	If, at any time, changes in the Protocol appear desirable, such changes may be made by the Institution with the prior written consent of Sponsor.

B.	If, during the performance of the Clinical Trial, generally accepted standards of clinical trial studies and medical practice relating to the safety of the Subjects requires a deviation from the Protocol, such standards shall be followed. In such case, the party aware of the need for a deviation from the Protocol shall promptly inform the other party in writing of the facts necessitating such deviation.

6

17.	CONFORMANCE WITH APPLICABLE LAW

A.	The Institution shall perform the Clinical Trial in conformance with generally accepted standards of good clinical practice, the Protocol and all applicable Federal, state and local government laws and regulations and applicable ICH guidelines governing the performance of clinical investigations, including, but not limited to, the Federal Food, Drug and Cosmetic Act and regulations of the FDA. All shipments of diagnostic specimens obtained as the result of the performance of a Clinical Trial shall comply with all applicable Federal regulations including, but not limited to, 49 CFR Part 173, such as 49 CFR 173.199 (if applicable), and the Institution shall execute any declarations required in connection therewith on forms provided, or approved, by Sponsor.

B.	The Institution hereby certifies that, as of the date of enrollment of each individual participating in the Clinical Trial (a “Subject”), it will obtain from each such Subject an authorization that meets the requirements of the privacy rule issued under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA Privacy Rule") set forth at 45 CFR 164.508(b) and (c). Such authorization shall permit (i) all necessary uses of the individual's "protected health information", as that term is defined in the HIPAA Privacy Rule, 45 CFR 164.501, by the Institution as part of the Clinical Trial and (ii) delivery of reports that may contain some protected health information by the Institution to Sponsor and its authorized agents and the Clinical Trial team and other professionals involved in the Clinical Trial for purposes relating to the Clinical Trial or other purposes permitted by law under the randomization number assigned to the Subject. Such reports shall not contain the Subject’s name, address, telephone number, social security number or number assigned by the Institution or healthcare insurer to the Subject for the purposes of billing and locating medical records.

18.	SEVERABILITY

The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

19.	WAIVER; MODIFICATION OF AGREEMENT

No waiver, amendment, or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of each party. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

[THIS REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

7

20.	ENTIRE AGREEMENT

This Agreement represents the entire understanding of the Parties and supersedes all prior negotiations, representations or agreements, either written or oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate by proper persons thereunto duly authorized.

Aethlon Medical, Inc.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	By:
(signature)	(signature)

(print or type name)	(print or type name)

Title:	Title:

Date:	Date:

PRINCIPAL INVESTIGATOR

I have read this Agreement and understand my obligations hereunder.

By:
(signature)

(print or type name)

Title:

Date:

8

EXHIBIT A

PROTOCOL

9

EXHIBIT B

PART I: PAYEE INFORMATION

Project:	Plasma Exosome Concentration in Cancer Patients Undergoing Treatment

Effective Period:	From 3/24/15 To 3/23/20

Investigator:	Edward Nelson, M.D.

Institution:	University of California, Irvine

Payee:	The Regents of the University of California Tax ID: 95-2226406

Mailing Address:	UCI Contracts & Grants Accounting
BioSci III, Suite 1400
Irvine, CA 92697-1050
Attention: Rebecca Tangen, Manager/Principal Accountant

PART II: PAYMENT INSTRUCTIONS AND DETAILED BUDGET

As consideration for performance under the terms of this Agreement, Sponsor agrees to pay the Institution a total sum of $178,226. Actual charges shall be based upon a rate of $3,359 per Subject. The maximum sum assumes completion of 45 Subjects in accordance to the work set forth in the Protocol. A one time, non-refundable start-up fee of $19,032.30 (which includes institutional overhead) will be made within 30 days of full execution of the Agreement. Subsequent payments will be made quarterly, within forty-five (45) days of the end of each calendar quarter, on a completed visit per subject. Invoices for the annual renewal fee shall be sent to Aethlon within two (2) months from the date of incurrence of the invoice item. Payment includes all applicable overhead. Checks will be made payable to Payee as listed above and will be sent to the address as listed under Payee.

10